                                                               HEI Exhibit 12(a)
                                                               -----------------

Hawaiian Electric Industries, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

                                                    Six months ended June 30,
                                           --------------------------------------------
(dollars in thousands)                      1995 (1)    1995 (2)    1994 (1)    1994 (2)
- ---------------------------------------------------------------------------------------
FIXED CHARGES
Total interest charges
   The Company (3)......................   $ 56,505    $ 99,038    $ 37,341    $ 74,508
   Proportionate share of fifty-percent-
    owned persons.......................        461         461         171         171
Interest component of rentals...........      1,939       1,939       1,812       1,812
Pretax preferred stock dividend
 requirements of subsidiaries...........      5,799       5,799       6,101       6,101
                                           --------    --------    --------    --------
TOTAL FIXED CHARGES.....................   $ 64,704    $107,237    $ 45,425    $ 82,592
                                           ========    ========    ========    ========
EARNINGS
Pretax income...........................   $ 63,945    $ 63,945    $ 52,415    $ 52,415
Fixed charges, as shown.................     64,704     107,237      45,425      82,592
Interest capitalized
   The Company..........................     (3,102)     (3,102)     (2,199)     (2,199)
   Proportionate share of fifty-percent-
    owned persons.......................       (461)       (461)       (171)       (171)
                                           --------    --------    --------    --------
EARNINGS AVAILABLE FOR FIXED CHARGES....   $125,086    $167,619    $ 95,470    $132,637
                                           ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED CHARGES......       1.93        1.56        2.10        1.61
                                           ========    ========    ========    ========

(1)  Excluding interest on ASB deposits.

(2)  Including interest on ASB deposits.

(3) Total interest charges exclude interest on nonrecourse debt from leveraged leases which is not included in interest expense in HEI's consolidated statement of income.